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                                                                    EXHIBIT 99.1

CONTACT:     Robert Gross
             President and Chief Executive Officer
             (585) 647-6400

             Catherine D'Amico
             Executive Vice President - Finance
             Chief Financial Officer
             (585) 647-6400

             Investor Relations:
             Cara O'Brien/Melissa Myron
             Media Contact:
             Stephanie Sampiere
             Financial Dynamics
             (212) 850-5600


FOR IMMEDIATE RELEASE
---------------------

          MONRO MUFFLER BRAKE, INC. TO ACQUIRE MR. TIRE LOCATIONS FROM
                               MILE ONE AUTOMOTIVE

 ~ 36 LOCATIONS, $50 MILLION IN SALES, EXPANDS COMPANY'S MID-ATLANTIC PRESENCE ~

         ROCHESTER, N.Y. - FEBRUARY 10, 2004 - MONRO MUFFLER BRAKE, INC. (NASDAQ: MNRO) today announced that it has signed a definitive agreement with privately held Mile One Automotive to acquire 36 Mr. Tire locations in Maryland and Virginia.

         The transaction is an asset purchase, valued at approximately $29 million, which will be funded primarily through Monro's existing revolving credit facility. It includes 26 tire and automotive repair stores and 10 kiosks located in Mile One automobile dealerships. The Company expects to close the transaction in March, subject to customary terms and conditions.

         "The acquisition represents an exciting opportunity to increase our market share in the mid-Atlantic region, particularly in the important Baltimore, Maryland market. Mr. Tire has a dominant presence, strong brand recognition and I believe the best performance in that market," stated Robert G. Gross, Monro's President and Chief Executive Officer. "The stores and kiosks we are acquiring generated approximately $50 million in sales last year and we anticipate an EBITDA contribution of between $5 million and $6 million in the first year. As such, we expect the acquisition to be immediately accretive to earnings and to contribute approximately $0.06 to $0.10 per share during fiscal 2005, which begins March 28, 2004."

         "Mr. Tire, which has posted comparable store sales increases in excess of 12% in each of the past two years, brings additional tire expertise to our organization. Additionally, we expect


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the increased volume to improve our tire margins chain wide. Combined with our
24 Kimmel and Speedy stores in the area and contiguous Tread Quarters tire stores in Virginia, we anticipate near-term synergies in operations, purchasing, logistics and advertising, leading to increasing profitability beyond fiscal 2005."

         Steven Fader, Chief Executive Officer of Mile One Automotive said, "We considered Monro to be the best fit in the long range plans for Mile One. Our complimentary products and services, parallel commitment to our customers, and similarly dedicated employees will ensure a smooth integration. Our agreement provides for a long-term, ongoing, strategic relationship that should only reinforce our continued support for all of our customers."

         Mr. Gross concluded, "Mr. Tire is a profitable, well-run operation with talented management and employees. We look forward to this acquisition further strengthening our business and solidifying our platform for continued growth."

         The Company has no plans to close any of the Mr. Tire locations, and the stores will continue to operate under the current brand name. The Company intends to retain substantially all Mr. Tire store employees.

         Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Kimmel Tires - Auto Service and Tread Quarters Discount Tires. The Company currently operates 568 stores and has 18 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Michigan and Maine. Monro's stores provide a full range of services for exhaust systems, brake systems, tires, steering and suspension systems and many vehicle maintenance services.

         The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company's stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company's Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 29, 2003.

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